Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQUISTAR CHEMICALS, LP

This Certificate of Limited Partnership of Equistar Chemicals, LP (the “Partnership”) is being executed and filed by the undersigned, the two general partners of the Partnership (the “General Partners”), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the limited partnership is Equistar Chemicals, LP.

2.	The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The name and business address of each of the General Partners is:

Lyondell Petrochemical G.P. Inc.

1221 McKinney

Suite 1600

Houston, Texas 77010

Millennium Petrochemicals GP LLC

Meadowood Shopping Center

2664 Capitol Trail

Newark, Delaware 19711

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand this 17th day of October, 1997.

Lyondell Petrochemical G.P. Inc.

By:	/s/ Jeffrey R. Pendergraft
	Name:	Jeffrey R. Pendergraft
	Title:	Executive Vice President

Millennium Petrochemical GP LLC

By:	/s/ George H. Hempstead
	Name:	George H. Hempstead
	Title:	Senior Vice President